Exhibit 10.2

PROCUREMENT AGREEMENT

Contract No:

THIS PROCUREMENT AGREEMENT (the “Agreement”) is made and entered into as of the date of 2013/5/3 (the “Effective Date”) by and between LITE-ON TECHNOLOGY CORPORATION (“LITE-ON”) and its Affiliates (including without limitation the entities set forth in Exhibit One, which list may be amended from time to time in LITE-ON’s sole discretion) (hereinafter referred to as “BUYER”); and Diodes Taiwan Inc. and its Affiliates (including without limitation the entities set forth in Exhibit Two, which list may be amended only with BUYER’s and SUPPLIER’s written consent) (hereinafter referred to as “SUPPLIER”).

In consideration of the mutual premises and covenants herein contained, the parties to this Agreement (each a “Party” and collectively the “Parties”) agree as follows:

1.	DEFINITIONS AND APPLICATION

1.1.	“Product(s)” means those goods specified in accordance with this Agreement, any purchase order (“Order”), Vendor Delivery Schedule or weekly/daily/hourly demand (“VDS”), or similar instruction or communication (“Instruction(s)”) issued to SUPPLIER by BUYER, including all materials and components in such goods.

1.2.	“Affiliate(s)” means any business organization(s) directly or indirectly controlling, controlled by, or under common control with, the entity.

1.3.	Application of Agreement to Affiliate(s): Unless otherwise agreed in writing by the Parties, SUPPLIER (including its Affiliates) agrees to conduct business transactions with BUYER (including its Affiliates) pursuant to the terms and conditions of this Agreement and to perform all of its obligations as described herein; provided, that the actual entities of any particular business transaction will be determined and set forth in each Order (including VDS or Instructions) provided by the BUYER. LITE-ON is authorized on behalf of its Affiliates to enter into this Agreement with SUPPLIER. LITE-ON will not be responsible for any Order (including VDS or Instructions) issued by any of its Affiliates, and shall not be liable for any sums allegedly owed due to any acts or omissions of its Affiliates.

1.4.	“Laws” means all statutes, ordinances, rules, regulations, orders or other binding legal requirements promulgated by any government, administrative or regulatory authority of any country or any international organization with binding authority over the Parties hereto.

2.	BUSINESS TRANSACTIONS

2.1	Purchase Order

2.1.1	An Order, VDS or Instruction shall be deemed confirmed if SUPPLIER fails to respond to BUYER in writing within one working day from its receipt of such Order, VDS or Instruction. SUPPLIER shall estimate all necessary parts and components required for the Products and ensure that it will have sufficient capacity to supply the Products in accordance with SUPPLIER’s confirmation as mentioned above. A VDS or Instruction of BUYER shall not create any binding obligation upon BUYER, including any obligation to issue an Order or purchase any quantity of Products.

2.1.2	BUYER reserves the right to adjust or cancel the whole or part of any Order, VDS or Instructions at any time, without liability or compensation for any costs allegedly incurred by SUPPLIER, or otherwise, unless explicitly agreed by the Parties in writing.

2.2	Delivery

2.2.1	SUPPLIER shall deliver all Products pursuant to the terms set forth in the corresponding Order, VDS or Instructions. Notwithstanding the foregoing, any quantity set forth in a VDS is intended solely as a non-binding forecast and SUPPLIER shall confirm with BUYER the types and quantities of Products before each Product delivery.

2.2.2	SUPPLIER shall handle, pack and deliver all Products in conformance with generally accepted industry standards, the Product specifications, relevant government regulations and any other standards required by BUYER, so as to protect the Products from loss or damages caused by heat, cold, moisture, vibration, theft or other causes.

2.2.3	Upon knowledge of any potential inability to deliver Products timely and in accordance with any Order, VDS or Instructions, SUPPLIER shall immediately notify BUYER of such matter. BUYER shall have the right, in its sole discretion and without affecting any other remedies that may be available to it, to (i) require SUPPLIER to expedite production and/or delivery of such Products at SUPPLIER’s expense and pay one percent (1%) of the total purchase price of any delayed Products per day to BUYER as a delay penalty until the delayed Products are delivered, (ii) cancel such Order, VDS or Instructions with respect to the delayed Products, (iii) withhold payment on the delayed Products, and/or (iv) require SUPPLIER to indemnify BUYER for all losses, damages and expenses incurred by BUYER in connection with such delay (including without limitation relevant taxes, duties, air freight fees, litigation costs and attorney fees, and losses arising from lost or cancelled business and sales).

2.3	Acceptance

2.3.1	SUPPLIER shall inspect all Products to ensure that they conform to the Product specifications, samples, testing requirements, and Product criteria required by BUYER (the “Acceptance Criteria”) before the Products are delivered to BUYER. Upon BUYER’s request, SUPPLIER shall provide relevant certification(s) evidencing the Product quality. BUYER or its designated agent may conduct acceptance testing based on sampling inspection and BUYER’s Acceptance Criteria. BUYER’s acceptance testing or acceptance of any Products will not be construed as a waiver of any SUPPLIER obligation, including with regard to warranty, other terms of this Agreement, BUYER’s requirements and relevant Laws.

2.3.2

In the event that BUYER discovers any non-conforming Products, BUYER shall have the right, in its sole discretion and without affecting any other remedies that may be available to it, to (i) require SUPPLIER to replace such non-conforming Products with conforming ones, (ii) require SUPPLIER to provide new replacement Products with equivalent functional performance of such non-conforming Products, (iii) withhold or deduct payment for such non-conforming Products per BUYER’s calculation, (iv) cancel any pending Order, VDS or Instructions with respect to the types of Products that were found to be non-conforming and require SUPPLIER to collect all non-conforming Products at its sole expense, (v) require SUPPLIER to perform reasonable remedial actions concerning such non-conforming Products, and/or (vi) require SUPPLIER to indemnify BUYER for all losses, damages or expenses incurred by BUYER in connection with such non-conforming Products (including without limitation costs related to sorting, replacement, recall, repair, rework, storage, delivery, loss of sales and/or business, litigation costs, attorney fees, and damages claimed against BUYER by its customers or other third parties ).

2.3.3	The terms and conditions set forth in this section 2.3 shall apply to any replacements of non-conforming Products as well as to the Products.

2.4	Price and Payment

2.4.1	After BUYER’s acceptance of any Products, SUPPLIER shall issue an invoice and collect payment for such Products only in accordance with any mutually agreed payment terms and BUYER’s required payment procedure. Without BUYER’s and LITE-ON’s prior written consent, SUPPLIER shall not assign or transfer to any third party (including without limitation any bank or other financial institution) any rights concerning payment due, currently or in the future, with respect to any Products. Any written consent from BUYER shall be valid only upon being properly stamped or signed after BUYER’s due authorization.

2.4.2	Both Parties acknowledge and agree that the price of the Products is inclusive of all taxes, duties and charges (including but not limited to, tariff, value added tax, product and service tax, turnover tax, sales tax and all other applicable taxes, social security fees and surcharges). Unless otherwise agreed by the Parties in writing, this Agreement shall not be affected by the terms of any import or export documents or international trade regulations. If SUPPLIER is entitled to any tax refund with respect to any Products, SUPPLIER shall promptly provide BUYER with all documents requested by BUYER in order to transfer such tax refund to BUYER.

3.	WARRANTY AND LIABILITY

3.1	Product Quality Assurance

3.1.1	SUPPLIER warrants and agrees as follows:

(i)	All Products shall be free from any defects in design, materials, workmanship, functional performance, and manufacturing process,

(ii)	All Products shall be new and unused,

(iii)	All Products shall be free of any claim or potential claim that they infringe any third party’s intellectual property rights (including without limitation patents, copyrights, trademarks, trade secrets, or otherwise),

(iv)	All Products shall be free from any defects in title and free from any mortgages, pledges, security interests, encumbrances, or other such restrictions or liabilities,

(v)	BUYER shall have full rights to directly or indirectly use, import, export, sell, offer for sale, distribute, and lease the Products worldwide, perpetually, without any additional restrictions, fees, or required consents arising out of any contracts or intellectual property rights,

(vi)	When performing all acts required in connection with this Agreement, SUPPLIER and the Products shall comply with all applicable Laws including without limitation RoHS directive, EICC code and other Laws relating to the environment, import/export, labor and employment, hazardous substances, BUYER’s requirements, and any agreement entered into between the Parties, and

(vii)	When performing all acts required in connection with this Agreement, SUPPLIER shall acquire all necessary licenses, permits, certifications (“Authorizations”), including without limitation certificates of origin, registration, quality certifications, safety certifications, and other Authorizations required to comply with any Laws and shall provide copies of the same to BUYER upon its request.

3.1.2	In addition to the terms and conditions set forth above, BUYER may also set forth in other agreements between the Parties other terms and conditions with regard to warranties, quality assurance and identification of defects.

3.2	Defect and Warranty

3.2.1	In the event that SUPPLIER breaches any of the warranties set forth in the above section 3.1.1 or otherwise delivers any non-conforming Products, SUPPLIER shall promptly provide a written failure analysis report and corrective action plan in accordance with BUYER’s requirements and within a timeframe as required by BUYER. BUYER shall have the right to require SUPPLIER to resolve the breach of warranty or non-conforming Product event pursuant to the terms and conditions of this Agreement and other applicable Laws and agreements. SUPPLIER shall indemnify BUYER for all losses, damages, or expenses incurred by BUYER in connection with such breach of warranty or non-conforming Products, including without limitation costs related to sorting, replacement, recall, repair, rework, storage, delivery, loss of sales and/or business, fines, penalties, litigation costs and attorney fees and any damages claimed against BUYER by its customers or other third parties).

3.2.2	Unless otherwise agreed by the Parties in writing, all warranties described at section 3.1.1 shall last for a term of eighteen (18) months from BUYER’s acceptance of the Product and shall apply notwithstanding BUYER’s receipt, acceptance and payment for the Products. After the warranty period expires, SUPPLIER shall continue to use its best efforts to resolve all issues concerning any non-conforming Product and shall take responsive actions in accordance with BUYER’s instructions.

3.2.3	SUPPLIER shall issue a written last-buy notice to BUYER at least six (6) months before the end of any Product life in order for BUYER to obtain required quantities (“last-buy quantity”). All of SUPPLIER’s obligations concerning quality, warranty and similar requirements concerning Products shall survive the end of Product life. SUPPLIER shall continue to provide BUYER with services relating to repairs, maintenance and provision of parts for a period of two (2) years after the end of Product life.

3.3	Indemnification

3.3.1

SUPPLIER warrants that the Products and their manufacture, sale or use, alone or in combination according to their specifications, will not (i) infringe any U.S. or foreign patent, copyright, trade secret or other intellectual property rights of others (“Third Party IPR”), or (ii) cause any personal injury (including death) or tangible property damage . In the event of any lawsuit, claim, notice or demand (each a “Claim”) asserting that any Product (“Accused Product”) supplied by SUPPLIER infringes (“Third Party IPR”), or causes any personal injury (including death) or tangible property damage of a third party or BUYER, SUPPLIER shall promptly, at its sole expense and subject to BUYER’s sole discretion, (i) indemnify, defend and hold BUYER harmless from such Claim on behalf of BUYER if requested by BUYER, or under BUYER’s request provide all requested documents and otherwise assist BUYER to defend such Claim, (ii) acquire, at SUPPLIER’s sole expense, all licenses or rights necessary, and grant to BUYER and BUYER’s customers the permanent, perpetual, worldwide right to continually use, sell, offer for sale, import and export the Products, (iii) replace all Accused Products with non-infringing Products of equivalent functional performance, (iv) alter or modify the Accused Products in order to avoid infringement of Third Party IPR, (v) permit BUYER to cancel all Orders, VDS or Instructions related to the Accused Products, collect all Accused Products at SUPPLIER’s sole expense, and refund to BUYER all payments for the Accused Products, (vi) compensate BUYER for all costs, damages and expenses incurred in connection with the Accused Products (including without limitation litigation fees, arbitration fees, attorney fees, expert fees, settlement amount, and any losses arising out of suspension in BUYER’s production line and sales operation), and/or (vii) pay any the judgment related to the Accused Products.

3.3.2	Any replacement or modified Products supplied in connection with the above paragraph shall comply with all Laws and the terms and conditions of all relevant agreement between the Parties.

3.4	Default

3.4.1	In the event that SUPPLIER breaches or defaults in the performance of any of its duties and obligations to BUYER, BUYER shall have the right to terminate this Agreement, cancel the whole or part of any Order (whether confirmed or not), VDS or Instructions that are related to the breach or default, request SUPPLIER to refund BUYER all payments made for Products related to the breach or default, and indemnify BUYER for all costs, damage and expenses related to the breach or default, including litigation costs and attorney fees.

3.4.2	The exercise by BUYER of any rights as set forth in section 3.4.1 shall not prejudice or affect any other rights and interests BUYER may be entitled to under this Agreement and applicable Laws.

4.	OTHERS

4.1	Term and Termination

4.1.1	This Agreement is effective from the Effective Date set forth above.

4.1.2	BUYER may terminate this Agreement, without cause, by a ninety (90) days prior written notice to SUPPLIER.

4.1.3	This Agreement will be terminate automatically, without notice, if SUPPLIER: (i) undergoes voluntary or involuntary bankruptcy, reorganization, dissolution, liquidation, compulsory execution against its assets or other provisional remedies, or (ii) transfers, sells, leases, exchanges or otherwise substantially disposes of its business or assets, or (iii) consolidates or is merged into another corporate entity with any feasibility of SUPPLIER’s non-performance of or breach to any terms and conditions of this Agreement.

4.1.4	Notwithstanding any termination of this Agreement, SUPPLIER shall at BUYER’s request fulfill all outstanding Orders, VDS or Instructions and all duties and obligations owed under this Agreement or otherwise, unless otherwise agreed in a signed writing by BUYER and SUPPLIER.

4.2	Confidentiality

The existence and terms of this Agreement and any and all information or data disclosed to SUPPLIER in connection with the negotiation and performance of any of the terms of this Agreement, any Order, VDS or Instructions, in whatever form, including without limitation with respect to Product design, specifications, drawings, manufacturing, prices, customers, business information, and competition information, shall be deemed BUYER’s confidential information (“Confidential Information”). Confidential Information shall remain BUYER’s property. SUPPLIER shall keep all Confidential Information strictly confidential, protecting it with at least the same degree of care that SUPPLIER uses to protect its own confidential information, and shall promptly return to BUYER or completely destroy all Confidential Information and provide a written confirmation upon BUYER’s request. Without BUYER ‘s prior written consent, SUPPLIER shall not disclose to any third party or use Confidential Information for any purpose other than performance of this Agreement. SUPPLIER shall enter into a confidentiality agreement, with terms and conditions at least as restrictive as those specified in this Agreement, with any persons permitted by SUPPLIER who have a legitimate need to access Confidential Information. In case of SUPPLIER’s breach of any confidentiality obligation, upon BUYER’s request, SUPPLIER shall return all Confidential Information immediately and pay a penalty of Two Million NT Dollars (NT$2,000.000) plus the cost of any damage incurred by BUYER as a result of such breach. SUPPLIER shall (i) be jointly and severally liable for all costs, damages and penalties resulting from any breach of a confidentiality obligation by a third party that obtains Confidential Information from SUPPLIER (including without limitation the abovementioned penalty and other damages), and (ii) hereby waives any right of plea for preference claims (beneficium ordinis). The confidentiality obligations described in this section shall survive perpetually notwithstanding any (i) resignation, termination or severance of the relationship with any person responsible for committing a breach, (ii) termination of this Agreement, or (iii) any modification or change in the validity of any provisions described in this Agreement.

4.3	Insurance

4.3.1	SUPPLIER shall maintain during the term of this Agreement appropriate Insurance Policies in appropriate amounts, including but not limited to (1) Marine Cargo Insurance and (2) Comprehensive General Liability Insurance (including Products Liability Insurance and Premises & Operation Liability Insurance) in full force and effect throughout the term of this Agreement. The limitations of such Insurance shall not be less than US$1,000,000 per occurrence, and BUYER shall be named as additional insured. SUPPLIER shall deliver to BUYER copies of all certificates evidencing such insurance coverage promptly after executing this Agreement and at any time upon request during the term of the Agreement. If SUPPLIER or its insurer cancels or reduces the coverage of such Insurance Policies, SUPPLIER shall provide BUYER with thirty (30) calendar days’ prior written notice regarding such reduction or cancellation and shall promptly ensure that its insurance coverage comes back into full compliance with the requirements stated in this section.

4.3.2	In addition to the above requirements, SUPPLIER shall maintain during the term of this Agreement appropriate and commercially reasonable insurance coverage to protect against potential breach of its obligations under this Agreement and product liability relating to the Products.

4.3.3	In no way shall any of the above terms regarding insurance coverage affect any of SUPPLIER’s other duties, obligations and liabilities.

4.4	Force Majeure

4.4.1

In the event of any delay or failure in the performance of all or any part of this Agreement due to war, riot, insurrection, national emergency, strike, embargo, storm, earthquake, or other natural forces (“Force Majeure”), the affected Party shall immediately inform the other Party of such Force Majeure event and provide satisfactory documentary proof of the Force Majeure event and inability to timely perform as a result, and such Party shall be excused from performing during the duration of the Force Majeure event, provided that (a) in the event SUPPLIER’s performance is affected by a Force Majeure event, SUPPLIER shall also promptly provide BUYER with potential strategies for avoiding adverse consequences from the Force Majeure event and an estimate of the timeframe for resumption of its regular performance under this Agreement, and (b) BUYER may in its sole discretion (i) terminate, modify or suspend any Order, VDS or Instructions affected by the Force Majeure event, or (ii) give other reasonable instructions in response to the Force Majeure event.

4.4.2	In the event any Force Majeure event continues over thirty (30) days, BUYER shall have the right to terminate this Agreement immediately.

4.5	Non-assignment

Without prior written consent from duly authorized representatives of BUYER and LITE-ON, SUPPLIER shall not transfer, subcontract or assign the whole or any part of this Agreement or any rights or obligations hereunder (including without limitation, pledging or disposing of any Products, or assigning any rights in the Products or any payment due currently or in the future) to any third party including banking institutions or permit any third party to perform any part of this Agreement on behalf of SUPPLIER.

4.6	Joint and Several liabilities

Each and all of SUPPLIER’s Affiliate(s) listed in Exhibit 2 shall be jointly and severally liable for all of SUPPLIER’s obligations, debts and responsibilities arising under this Agreement and any other agreement(s) entered into by the Parties, and agree to waive their/its right of plea for preference claims (beneficium ordinis).

4.7	Governing Law and Venue

This Agreement shall be construed and governed in accordance with (mark one per actual practice)

☒	the laws of the Republic of China.

☐	the laws of the People’s Republic of China.

☐	the laws of

The Parties shall attempt to resolve any disputes arising out of this Agreement through mutual good faith negotiations. In the event that a resolution can not be reached through such informal means, the Parties agree to submit the dispute to (mark one per actual practice)

☒	Taiwan Taipei District Court shall have sole and exclusive jurisdiction to resolve the disputes

☐	the Court where BUYER is located shall have sole and exclusive jurisdiction to resolve the disputes

☐	arbitration held in China International Economic and Trade Arbitration Commission South China Sub-Commission, whose award shall be final and binding upon the Parties.

4.8	Severability

In the event that any provision of this Agreement is held by a court of competent jurisdiction or judicial determination to be invalid in whole or in part, the other provisions shall remain in full force and effect.

4.9	Notice

All notices under this Agreement shall be in writing delivered to the receiving Party’s business address. Notices are validly served upon the earlier of (i) confirmed receipt by the receiving Party, (ii) three (3) days for domestic notices, or seven (7) days for international notices, after dispatch by courier or certified mail, postage prepaid, properly addressed to the receiving Party, or (iii) one (1) day after confirmed transmission by e-mail, fax or telefax. Either Party may change its mailing address by written notice to the other Party.

4.10	Waiver

Either Party’s failure to timely require the other Party’s performance of any provision hereof shall not affect in any way the full right or power to require such performance at any time thereafter.

4.11	Survival

The Parties acknowledge and agree that their respective rights and obligations hereunder, which by their nature are intended to remain continually effective, shall survive after expiration or termination.

4.12	Entire Agreement

This Agreement and all the Exhibits thereto constitute the entire agreement between the Parties, and fully supersedes any and all prior or contemporaneous written or oral agreements between the Parties. No amendment, deletion or modification to this Agreement shall be effective unless such amendment, deletion or modification is agreed in writing by the Parties with signatures. Each Order, VDS, VMI Agreement, and Buyer’s Instruction or document shall be treated as a whole supplement to one another. In the event that any Order or VDS is in conflict with the terms of this Agreement, the terms of this Agreement shall prevail in principal unless BUYER in its sole discretion explicitly states to the contrary.

This Agreement, including Exhibit(s), shall be executed in two counterparts and each Party shall receive one fully executed counterpart.

IN WITNESS WHEREOF this Agreement has been executed by the Parties.

BUYER: LITE-ON TECHNOLOGY CORPORATION

Sign:	/s/ Raymond Soong

Print:	Raymond Soong

Title:	Chairman

Business License Registration No.:

SUPPLIER: Diodes Taiwan Inc.

Sign:	/s/ Evan Yu
Print:	Evan Yu
Title:	General Manager

Business License Registration No.:

Exhibit One

No. List of Lite-On Technology Corp.’s Affiliates

1

2

3

4

5

6

Exhibit Two

List of Supplier Affiliates
No.	Name of Supplier’s Affiliates	Signature

1	Company Name:	By: Name: Title: Date:

2	Company Name:	By: Name: Title: Date:

3	Company Name:	By: Name: Title: Date:

4	Company Name:	By: Name: Title: Date:

5	Company Name:	By: Name: Title: Date: